Exhibit 99.1

Important Update about Your Investment

Dear Shareholder,
As stewards of your investment in Columbia Property Trust, the Board of Directors and I want to update you on our continued efforts to enhance the value of your shares and prepare the company for investor liquidity.
With 21 million square feet of holdings in the nation's leading real estate markets and across 19 states, Columbia Property Trust owns one of the largest portfolios of Class-A office real estate in the country. We made a successful transition to self-management earlier this year, and we are fulfilling a strategy to grow the REIT's value through portfolio rebalancing and forward-thinking asset management. This includes harvesting existing value through dispositions and using that capital for new acquisition opportunities with greater long-term growth potential, as well as continuing our successful leasing efforts, which have put portfolio occupancy at over 93 percent.*
We now believe the company is in position to take further steps toward a liquidity event, which will likely involve a listing of the company's shares on a national exchange. This will enable us to fulfill our objectives of providing liquidity and supporting long-term value growth for our shareholders.
Preparing for Liquidity and Growth
While we remain open to various paths to liquidity, we believe that listing the company's shares on a national securities exchange offers the greatest potential long-term value for our shareholders. A listing will permit those shareholders who desire liquidity to sell their shares in the open market, while also improving the company's access to additional equity capital to grow the value of your investment and to provide income to support your dividend over the long term.
With that in mind, we have engaged a team of leading investment banks and legal counsel to assist us in preparing for a potential listing. While unpredictable market conditions prevent us from making any guarantees regarding a listing or other liquidity event, we are now taking several steps to prepare.
Important Update on Redemptions and Distribution Reinvestment
As part of our preparation, the Board deems it necessary to suspend the REIT's Distribution Reinvestment Plan (DRP), effective for the third quarter dividend, and to terminate the current Share Redemption Program (SRP), effective at the end of July. This termination includes both “Ordinary” and “Special” redemptions (those requested due to a shareholder's death, disability, or seeking to qualify for federal assistance for confinement to a long-term care facility). These steps are necessary to meet legal requirements with respect to the sale and repurchase of our securities.

*Data as of March 31, 2013.

Columbia Property Trust Investor Relations P.O. Box 219073 Kansas City, MO 64121-9073 investor.relations@columbiapropertytrust.com	T 800 557 4830 F 770 243 8198 columbiapropertytrust.com

I want to assure you that these actions do not affect the amount of your dividend. The suspension of the DRP should only temporarily preclude the option of reinvesting your dividend in new shares. Also, should the REIT complete a listing in the near future as anticipated, liquidity will be provided through the open market, versus the current share redemption program.
Please see the enclosed flyer detailing the timing of these events for the DRP and SRP, and actions for you and your financial representative to consider.
Keeping You Informed
As we make further progress and decisions, we will continue to communicate with you on a timely basis to ensure you are kept fully informed of important developments related to your investment.
For more information, please see the Form 8-K filed with the SEC on June 27, 2013. You can find this and other helpful information online at www.columbiapropertytrust.com/Q2update, including answers to some of the questions you may have about these developments.
Should you have further questions, we encourage you to contact your financial representative or call our Investor Relations team at 800-557-4830.
Thank you for your continued confidence in Columbia Property Trust.
E. Nelson Mills
President, Chief Executive Officer, and Director
Columbia Property Trust

Enclosure

cc: Your Financial Representative

This material contains forward-looking statements, which can generally be identified by our use of words such as “may,” “will,” “could” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Factors that could cause actual results to vary materially from those expressed in forward-looking statements include changes in real estate conditions and in the capital markets, which could impact the timing of a liquidity event. REIT distributions are not guaranteed, are subject to change, and may consist of return of capital, capital gains, and dividend income. Please consult a qualified tax advisor prior to implementing any tax-related strategy; Columbia Property Trust does not render tax or legal advice.

Actions for You and Your Financial Representative to Consider
Regarding Redemption and Distribution Reinvestment Changes

The current Share Redemption Program (SRP) will be terminated effective July 31, 2013.
This change will only affect shareholders who pursue share redemptions after July 2013.

All share redemption requests received in good order by July 24, 2013, will be honored in accordance with the terms, conditions, and limitations of the current Columbia Property Trust SRP.[1] We will be unable to process requests received after that date, including both “Ordinary Redemptions” and those related to a shareholder's death, disability, or seeking to qualify for federal assistance for confinement to a long-term care facility.

The Board of Directors recommends that shareholders not pursue “Ordinary Redemptions” except in cases of financial emergency, since shares would be redeemed below the REIT's latest estimated value per share.[2] We intend to provide an alternate means of liquidity in the near future.

The Distribution Reinvestment Plan (DRP) will be suspended effective July 7, 2013. Third quarter distributions will not be reinvested in shares.
This change does not affect the amount of your distributions, only how participating shareholders receive their distributions.

If you are not currently participating in the Columbia Property Trust DRP, your distribution instructions on file will continue to be honored. If you are currently participating in the DRP, your distribution will be paid to you as follows, unless you direct otherwise:

For shareholders with retirement accounts held by First Trust, funds will be delivered to First Trust and deposited into an FDIC-insured Morrill & Janes Bank and Trust NOW account (to avoid causing a taxable event for the shareholder).

For shareholders with accounts held by a custodian other than First Trust, checks will be sent to their custodian of record.
All other shareholders will receive checks at their address of record.

If the applicable payment option above is acceptable to you, no action is necessary on your part.

If you wish to change your distribution instructions, please contact your financial representative. Change requests must be received in good order by September 6, 2013, to take effect for the third quarter distribution.

1 For further information about the Share Redemption Program, please see Columbia Property Trust Form 10-K dated 2.28.2013.
2 As of September 30, 2012, as disclosed in the Columbia Property Trust Form 10-K dated 2.28.2013.